Exhibit 99.1

NL Industries, Inc. Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, TX 75240-2697	Contact: Janet G. Keckeisen Investor Relations (972) 233-1700
News Release

FOR IMMEDIATE RELEASE

NL REPORTS THIRD QUARTER 2022 RESULTS

DALLAS, TEXAS – November 2, 2022 - NL Industries, Inc. (NYSE: NL) today reported a net loss attributable to NL stockholders of $8.9 million, or $.18 per share, in the third quarter of 2022 compared to net income attributable to NL stockholders of $10.3 million, or $.21 per share, in the third quarter of 2021. NL results include an unrealized loss of $24.2 million in the third quarter of 2022 related to the change in value of marketable equity securities compared to a $1.2 million unrealized loss in the third quarter of 2021. For the first nine months of 2022, NL reported net income attributable to NL stockholders of $39.9 million, or $.82 per share, compared to net income attributable to NL stockholders of $36.3 million, or $.74 per share for the first nine months of 2021. NL results include an unrealized loss of $4.3 million in the first nine months of 2022 related to the change in value of marketable equity securities compared to a $9.7 million unrealized gain in the first nine months of 2021.

Net sales were $42.9 million for the third quarter of 2022 compared to $34.5 million in the third quarter of 2021 and $126.6 million for the nine months ended September 30, 2022, compared to $106.7 million for the same prior year period. The increase in sales for both periods is due to higher Marine Components sales predominately to the towboat market and, to a lesser extent, higher Security Products sales across a variety of markets. Income from operations attributable to CompX was $6.0 million for the third quarter of 2022 compared to $5.1 million for the third quarter of 2021 and $20.0 million for the first nine months of 2022 compared to $16.7 million for the same prior year period. Income from operations increased for both comparative periods largely due to the strong performance of Marine Components, partially offset by increased production costs, particularly at Security Products, including increased raw material costs, higher shipping costs, and higher salary and employment related costs.

The Company recognized equity in earnings of Kronos of $6.4 million in the third quarter of 2022 compared to $10.9 million in the third quarter of 2021 and $37.9 million in the first nine months of 2022 compared to $24.7 million in the same period of 2021. Kronos’ net sales of $459.6 million in the third quarter of 2022 were $40.2 million, or 8%, lower than in the third quarter of 2021. Kronos’ net sales of $1.6 billion in the first nine months of 2022 were $144.4 million, or 10%, higher than in the first nine months of 2021. Kronos’ net sales decreased in the third quarter of 2022 compared to the same period in 2021 primarily due to lower sales volumes in Kronos’ European, export and North American markets, partially offset by higher average TiO2 selling prices. Kronos’ net sales increased in the year-to-date period compared to the same period in 2021 primarily due to higher average TiO2 selling prices, partially offset by lower sales volumes. Kronos’ TiO2 sales volumes were 20% lower in the third quarter of 2022 as compared to the third quarter of 2021 and Kronos’ sales volumes in the first nine months of 2022 were 7% lower than in the first nine months of 2021. Kronos’ average TiO2 selling prices were 21% higher in the third quarter of 2022 as compared to the third quarter of 2021 and 24% higher in the first nine months of 2022 as compared to the first nine months of 2021. Kronos’s average TiO2 selling prices at the end of the third quarter of 2022 were 15% higher than the end of 2021. Fluctuations in currency exchange rates (primarily the euro) also affected net sales comparisons, decreasing net sales by approximately $31 million in the third quarter of 2022 and approximately $83 million in the first nine months of 2022, as compared to the same periods in 2021. The table at the end of this press release shows how each of these items impacted Kronos’ net sales.

Kronos’ income from operations in the third quarter of 2022 was $30.8 million as compared to $57.3 million in the third quarter of 2021. For the year-to-date period, Kronos’ income from operations was $179.3 million as compared to $135.1 million in the first nine months of 2021. Kronos’ income from operations decreased in the third quarter of 2022 as compared to the third quarter of 2021 primarily due to the net effect of lower sales volumes and higher production costs, including raw material and energy costs and higher average TiO2 selling prices. Kronos’ income from operations increased in the first nine months of 2022 as compared to the first nine months of 2021 primarily due to the net effect of higher average TiO2 selling prices, lower sales volumes, higher production costs, including raw material and energy costs. Kronos’ TiO2 production volumes were 5% lower in the third quarter of 2022 compared to the third quarter of 2021 and 1% lower in the first nine months of 2022 compared to the same period of 2021.  The lower production volumes in the third quarter of 2022 were primarily due to maintenance activities and alignment of Kronos’ production and inventory levels to anticipated near-term customer demand. Kronos operated its production facilities at 96% of practical capacity utilization in the first nine months of 2022 (100%, 95% and 93% in the first, second and third quarters of 2022, respectively) compared to 99% in the first nine months of 2021 (97%, 100% and 100% in the first, second and third quarters of 2021, respectively). Fluctuations in currency exchange rates (primarily the euro) increased Kronos’ income from operations approximately $13 million in the third quarter of 2022 as compared to the third quarter of 2021 and increased Kronos’ income from operations approximately $21 million in the first nine months of 2022 as compared to the first nine months of 2021.

Kronos’ other operating income, net in the first nine months of 2022 includes an insurance settlement gain of $2.7 million (NL’s equity interest was $.5 million, or $.01 per share, net of income tax expense) related to a 2020 business interruption insurance claim recognized in the third quarter of 2022.

Corporate expenses decreased $.1 million in the third quarter of 2022 compared to the third quarter of 2021 primarily due to lower environmental remediation and related costs somewhat offset by higher litigation fees and related costs. Corporate expenses increased $1.1 million in the first nine months of 2022 compared to the same period of 2021 primarily due to higher litigation fees and related costs. Interest and dividend income increased in the third quarter and in the first nine months of 2022 compared to the same periods of 2021 primarily due to higher average interest rates on invested balances. Marketable equity securities represent the change in unrealized gains (losses) on our portfolio of marketable equity securities during the periods.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although we believe the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, we continue to face many risks and uncertainties.  Factors that could cause actual future results to differ materially include, but are not limited to:

●	Future supply and demand for our products;
●	The extent of the dependence of certain of our businesses on certain market sectors;
●	The cyclicality of our businesses (such as Kronos’ TiO2 operations);
●	Customer and producer inventory levels;
●	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry);
●	Changes in raw material and other operating costs (such as energy, ore, zinc, aluminum, steel and brass costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs;
●	Changes in the availability of raw materials (such as ore);
●	General global economic and political conditions that harm the worldwide economy, disrupt our supply chain, increase material and energy costs or reduce demand or perceived demand for Kronos’ TiO2 and our products or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, natural disasters, terrorist acts, global conflicts and public health crises such as COVID-19);

●	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime such as disruptions in energy supplies, transportation interruptions, cyber-attacks and public health crises such as COVID-19);
●	Competitive products and substitute products;
●	Price and product competition from low-cost manufacturing sources (such as China);
●	Customer and competitor strategies;
●	Potential consolidation of Kronos’ competitors;
●	Potential consolidation of Kronos’ customers;
●	The impact of pricing and production decisions;
●	Competitive technology positions;
●	Our ability to protect or defend intellectual property rights;
●	Potential difficulties in integrating future acquisitions;
●	Potential difficulties in upgrading or implementing accounting and manufacturing software systems;
●	The introduction of trade barriers or trade disputes;
●	The impact of current or future government regulations (including employee healthcare benefit related regulations);
●	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar and between the euro and the Norwegian krone), or possible disruptions to our business resulting from uncertainties associated with the euro or other currencies;
●	Decisions to sell operating assets other than in the ordinary course of business;
●	Kronos’ ability to renew or refinance credit facilities;
●	Potential increases in interest rates;
●	Our ability to maintain sufficient liquidity;
●	The timing and amounts of insurance recoveries;
●	The ability of our subsidiaries or affiliates to pay us dividends;
●	Uncertainties associated with CompX’s development of new products and product features;
●	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform;
●	Our ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria
●	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities or new developments regarding environmental remediation at sites related to our former operations);
●	Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including us, with respect to asserted health concerns associated with the use of such products), including new environmental health and safety regulations such as those seeking to limit or classify TiO2 or its use;
●	The ultimate resolution of pending litigation (such as our lead pigment and environmental matters); and

●	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

NL Industries, Inc. is engaged in component products (security products and recreational marine components) and chemicals (TiO2) businesses.

NL INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except earnings per share)

(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2021	2022	2021	2022

Net sales	$34.5	$42.9	$106.7	$126.6
Cost of sales	23.6	30.9	73.4	88.9

Gross margin	10.9	12.0	33.3	37.7

Selling, general and administrative expense	5.8	6.0	16.6	17.7
Corporate expense	2.9	2.8	7.6	8.7

Income from operations	2.2	3.2	9.1	11.3

Equity in earnings of Kronos Worldwide, Inc.	10.9	6.4	24.7	37.9

Other income (expense):
Interest and dividend income	.4	1.1	1.3	2.0
Marketable equity securities	(1.2)	(24.2)	9.7	(4.3)
Other components of net periodic pension and OPEB cost	(.1)	(.2)	(.4)	(.7)
Interest expense	(.3)	(.2)	(.9)	(.7)

Income (loss) before income taxes	11.9	(13.9)	43.5	45.5

Income tax expense (benefit)	1.1	(5.5)	5.5	3.6

Net income (loss)	10.8	(8.4)	38.0	41.9

Noncontrolling interest in net income of subsidiary	.5	.5	1.7	2.0

Net income (loss) attributable to NL stockholders	$10.3	$(8.9)	$36.3	$39.9

Net income (loss) per share attributable to NL stockholders	$.21	$(.18)	$.74	$.82

Weighted average shares used in the calculation of net income (loss) per share	48.8	48.8	48.8	48.8

NL INDUSTRIES, INC.

COMPONENTS OF INCOME FROM OPERATIONS

(In millions)

(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2021	2022	2021	2022

CompX - component products	$5.1	$6.0	$16.7	$20.0
Corporate expense	(2.9)	(2.8)	(7.6)	(8.7)

Income from operations	$2.2	$3.2	$9.1	$11.3

CHANGE IN KRONOS’ NET SALES

(unaudited)

	Three months ended	Nine months ended
	September 30,	September 30,
	2022 vs. 2021	2022 vs. 2021
Percentage change in net sales:
TiO2 product pricing	21%	24%
TiO2 sales volume	(20)	(7)
TiO2 product mix/other	(3)	(1)
Changes in currency exchange rates	(6)	(6)

Total	(8)%	10%